Exhibit 99.1

BIG CAT ANNOUNCES NEW MARKETING
AND SHAREHOLDER OUTREACH PROGRAMS

Upton, Wyoming (August 31, 2009) Big Cat Energy Corporation (www.bigcatenergy.com) (“Big Cat”) (BCTE: OTCBB), a leading supplier of produced water handling technology and services to the coal bed methane (CBM) industry, is pleased to announce that they have retained Wharton Consulting (“Wharton”) to position Big Cat’s Aquifer Recharge Injection Process as the most environmentally friendly and cost effective solution for handling water produced by coal bed methane wells.

“CBM well operators, land owners, regulators, and environmental groups are looking for the most environmentally friendly water handling technology available today”, noted Tim Barritt, CEO and President of Big Cat. “Our Aquifer Recharge Injection Process is the only viable solution for handling water that satisfies the needs of all these constituents, while also reducing costs for CBM well operators. Wharton has the experience in assisting early stage companies like Big Cat in achieving the industry recognition our proven technologies deserve.”

“I look forward to working with the Big Cat team”, said Tom Wharton of Wharton Consulting. “The Aquifer Recharge Injection Process is an exciting technology that is starting to revolutionize the way produced water is handled by CBM well operators. The CBM industry is now starting to recognize the value of the Aquifer Recharge Injection Process, and I look forward to assisting Big Cat with its marketing and business development processes, including the development and implementation of its online and traditional marketing strategies. We also expect to identify new applications where the ARID technology will improve water handling by lowering costs and reducing the environmental impact.”

Big Cat is also pleased to announce that it has engaged the services of LiveCall Investor Relations to develop and manage a shareholder outreach program on behalf of the Company.   As a part of this program, LiveCall will maintain a moderated stockholder community for Big Cat shareholders, while managing the direct communications with Big Cat representatives.  Shareholders may visit www.livecallir.com to access this free service.

About Big Cat Energy Corporation

Big Cat Energy Corporation works with Coal Bed Methane CBM Well owners and operators to assist them in implementing the most cost effective, yet most environmentally friendly, method for handling CBM produced water. Big Cat Energy Corporation’s technology and process called ARID (Aquifer Recharge Injection Device), allows CBM operators to manage produced water at a reduced cost and more environmentally friendly than traditional water handling methodologies.

For sales information contact Jim Farnsworth or Tim Barritt at 307-468-9369 or email sales@bigcatenergy.com, or visit our web site at http://www.bigcatenergy.com

Shareholder Relations
Tel: (877) 912-2283
Email: investor@bigcatenergy.com
Web: www.livecallir.com

Forward-Looking Statements.

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the Company's annual reports filed with the Securities and Exchange Commission.